Exhibit 10.11

Regenerex, Inc.

201 East Jefferson Street, Suite 110B

Louisville, Kentucky 40202

Nancy Krieger

83 W. Shore Drive

Pennington, NJ 08534

November 1, 2018

Dear Nancy:

I am pleased to offer you the position of Chief Medical Officer of Regenerex, Inc. (the “Company”), working out of your home, effective as of the Effective Date. Outlined below are the terms of this offer letter (“Offer Letter”) for your review.

Effective as of November 16, 2018 (the “Effective Date”), you will be employed by the Company, on a full-time basis, as its Chief Medical Officer and shall have all the duties, responsibilities and authority commensurate with this position subject to the supervision of, and reporting directly to, the Chief Executive Officer.

You agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Chief Executive Officer. You agree that, while employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. You agree to abide by the written rules, personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

You will receive an annual base salary of $350,000, less applicable tax and other withholdings and deductions, payable in accordance with the normal payroll practices of the Company in effect from time to time. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Offer Letter.

Your performance will be reviewed by the Chief Executive Officer and Board on an annual basis in conjunction with an annual salary review. You will be eligible to receive an annual discretionary cash incentive bonus under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity equal to 30% of your then-current Base Salary upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Chief Executive Officer on an annual basis, in accordance with the annual target bonus amount and performance criteria established by the Board that is applicable to senior management of the Company. Any bonus awarded will be paid, subject to required withholdings and deductions, on or before March 15 of the calendar year immediately following the year for which the bonus was awarded, subject to your continued employment by the Company on the date the Annual Bonus is paid, except as otherwise expressly provided for herein. The Annual Bonus payable for your first calendar year of employment shall be pro-rated to reflect the duration of your service from the Effective Date until December 31 of such first calendar year.

You will be eligible to receive stock options under the Company’s 2018 Equity Incentive Plan (the “Plan”), in each case subject to approval by the Board. Subject to approval by the Board, which the Company anticipates will occur within 45 days of the Effective Date, you shall be entitled to receive the initial Option award set forth on Exhibit A hereto.

This Offer Letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice; provided, however, in the event you elect to terminate your employment without Good Reason, you agree to provide the Company with at least thirty (30) days’ advance written notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a signatory authorized by the Company to enter into such agreement, which expressly states the intention to modify the at-will nature of your employment.

Similarly, nothing in this Offer Letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This Offer Letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment. Your employment and this Offer Letter will be governed by the laws of the State of Delaware, without reference to conflicts of laws principles which would result in the application of the law of any other jurisdiction.

In the event your employment with the Company ever terminates, on your last day of employment, you will receive your Base Salary and all accrued but unused vacation time through the last day of your employment, in accordance with the Company’s then-current payroll policies and practices (the “Termination Payment”). Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated at any time by the Company (or any successor or assign) without Cause or by you for Good Reason, in each case more than six months from the Effective Date, then, subject to your remaining available to provide consulting services to the Company as reasonably requested by the Board upon reasonable notice and at mutually agreeable times, in addition to the Termination Payment, the Company shall provide the following payments and benefits (“Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of nine (9) months following your termination date, in accordance with the Company’s then-current payroll policies and practices; and (ii) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to the employer portion of medical coverage costs (at full-time active employee rates) for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) twelve (12) months following such date and (y) the date you or your spouse become eligible for coverage under a subsequent employer’s medical plan. In addition, in the event that your employment is terminated by the Company without Cause, or by you with Good Reason, in each case, within 3 months prior to or 12 months following a Change in Control (as the term is defined in the Plan), you will receive a lump sum payment equal to your bonus target in the year of termination and the unvested portion of all Company equity awards then held by you shall immediately vest and become exercisable (for purposes of this Offer Letter, such accelerated vesting of equity shall be included in the term “Severance Benefits”).

Notwithstanding anything to the contrary in the foregoing, you will not be entitled to receive any Severance Benefits unless, within twenty-one (21) days (or such longer time as required by applicable law) following the date of termination (or such longer time period as required by applicable law), you, or in the event of your death or Disability, your legal representatives, have executed a general release of all known and unknown claims and covenant not to sue in the form acceptable to the Company.

Except as expressly set forth otherwise, Severance Payments shall commence on the first payroll period following the date the release becomes effective (the “Payment Date”), provided that if the period during which you may deliver the release required by the preceding sentence spans two calendar years, the Payment Date shall be no earlier than January 1 of the second calendar year.

As used herein, “Cause” means: (i) a willful and material act of dishonesty by you; (ii) your indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or any willful act of moral turpitude; (iii) a material violation of a federal or state law by you, that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (iv) your misconduct or gross negligence in the performance of your duties as an employee of the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company that damages the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your willful breach of any obligations under any written agreement or covenant with the Company; (vii) your engaging in any other conduct that, in the determination of the Board, is materially injurious or detrimental to the Company or any of its affiliates; or (viii) your continued willful failure to perform your employment duties (other than as a result of your death or Disability) after notice.

As used herein, “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a material reduction in your aggregate cash compensation; (ii) a material diminution of your duties, responsibilities, title, or reporting lines; or (iii) a material breach by the Company of this Offer Letter. Any such event shall not constitute Good Reason unless and until you have provided the Company with written notice thereof no later than thirty (30) days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within thirty (30) days of receipt of such notice, and you must terminate your employment with the Company within thirty (30) days after the expiration of such thirty (30)-day remedial period.

As used herein, “Disability” shall have the meaning set forth in the Plan.

Any Severance Benefits provided to you under this Offer Letter shall begin only after the date of your “separation from service” (determined as set forth below), which occurs on or after date of the termination of your employment, and shall be subject to the following provisions:

(i) The intent of the parties is that payments and benefits under this Offer Letter comply with, or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith. For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter will be treated as a right to receive a series of separate payments. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Offer Letter.

(iii) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

A. Each installment of the severance payments that, in accordance with the dates and terms set forth in this Offer Letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Offer Letter; and

B. Each installment of the severance payments that is not described in clause (iii)(A) above and that would, absent this clause (B), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one (1) day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Offer Letter; provided, however, that the preceding provisions of this clause (B) shall not apply to any installment of severance payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

(iv) The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-1(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v) All reimbursements and in-kind benefits provided under the Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi) Notwithstanding any other provision of this Offer Letter, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Offer Letter are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section. If either you or the Company reasonably determines that any payment to you will violate Section 409A, you and the Company agree to use commercially reasonable efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A to the extent that the restructuring is consistent with the original economic intent of the parties. You and the Company agree to execute any and all amendments to this Offer Letter (or any other applicable agreement) that are consistent with the original economic intent of the parties and promote compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment to you was (or may be) made in violation of Section 409A, the Company will cooperate, to the extent commercially reasonable, with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you; provided, that such correction is consistent with the commercial intent of the parties hereunder; provided, further, that in no event shall the Company be obligated to incur any material cost in connection with its obligations under this sentence.

Notwithstanding anything to the contrary contained in this Offer Letter, to the extent that any of the payments and benefits provided for under this Offer Letter or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Offer Letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Notwithstanding the foregoing, if any Payments would be subject to excise tax imposed by Section 4999 but for this paragraph, but would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, the Company shall use its commercially reasonable efforts to submit such payments for such approval prior to the event giving rise to such payments in a manner that is intended to satisfy the applicable requirements of Section 280G(b)(5). To the extent the Company submits any payment or benefit payable to you under this Offer Letter or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph. In no event shall you have any discretion with respect to the ordering of payment reductions. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by a nationally recognized independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

You will be eligible to participate in any and all benefit programs that the Company establishes and generally makes available to its employees from time to, time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company s sole discretion. In addition, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties, subject to the Company’s expense reimbursement policies applicable to senior executives in effect from time to time. You will be entitled to four (4) weeks of paid vacation time per year, in accordance with the policies of the Company. You may not carry over more than one week of vacation time into a subsequent calendar year without the prior written consent of the Chief Executive Officer.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Offer Letter.

This offer of employment is contingent upon, if requested by the Company, (x) your consent to a background check and completion of such background check with results satisfactory to the Company, and (y) your presentation of satisfactory documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

As a condition of your employment you agree to enter into the Intellectual Property, Confidential Information, and Restrictive Covenant Agreement in the form attached as Exhibit B hereto, and the provisions thereof shall be incorporated herein as if such provisions were fully set forth herein. The obligations contained in Exhibit B hereto shall survive the termination of your employment with the Company and shall be fully enforceable thereafter.

All notices or other communications required or permitted to be given under this Offer Letter shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically and shall be effective on the date transmitted if acknowledged by the recipient. Notice to you shall be sent to your most recent residence and personal and/or work email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and also addressed electronically to the Chief Executive Officer at the email address provided by the Company for such person.

This Offer Letter, together with the exhibits attached hereto, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The terms of this Offer Letter may only be modified in a specific writing signed by you and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this Offer Letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Offer Letter may only be modified in writing and signed by you and a signatory authorized the Company to enter into such modification. In the event of any conflict between any of the terms in this Offer Letter and the terms of any other agreement between you and the Company, the terms of this Offer Letter will control. This Offer Letter may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Offer Letter by facsimile or other electronic signature is legal, valid and binding for all purposes.

Please acknowledge your acceptance of this offer by returning a signed copy of this Offer Letter.

[Remainder of Page Left Intentionally Blank]

Very truly yours,

Regenerex, Inc.

By:	/s/ Scott Requadt
Title:	CEO

Accepted and agreed:

/s/ Nancy Krieger
Nancy Krieger

[Regenerex, Inc. – Signature Page to N. Krieger Offer Letter]

Exhibit A

Equity Award Terms

Subject to approval by the Board, which the Company anticipates will occur within 45 days of the Effective Date, you will be eligible to receive 843,750 options to purchase shares of Common Stock of the Company (the “Options”), under the Plan, on such terms and subject to such conditions as the Board shall determine, in its sole discretion, which shall be set forth in the applicable award agreement (the “Award Agreement”). The exercise price of the Options granted to you hereunder shall be equal to the fair market value of Common Stock on the date of grant.

The Award Agreement shall provide that your initial grant of Options shall vest over 48 months, with the first 25% vesting on the first anniversary of the Effective Date and the balance vesting in equal monthly installments over the next 36 months. Subject to the terms of the Plan, you shall have the right to early exercise in exchange for cash consideration some or all of your unvested Options, but, upon your termination or departure from the Company, the Company shall have the right to repurchase any then- unvested Options at your original purchase price. You shall be responsible for any tax filings associated with such early exercise.

Upon the occurrence of a Change in Control (as defined in the Plan):

•	the vesting on the Options shall accelerate by one year, provided that you remain employed by the Company at the time of the Change in Control; and

•

if you are terminated without Cause or leave for Good Reason, in each case within 3 months prior to or 12 months following, a Change in Control, then the vesting on all of your Options shall be fully accelerated.

Exhibit B

Intellectual Property, Confidential Information, and Restrictive Covenant Agreement

[See attached.]

REGENEREX, INC.

Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement

November 16, 2018

Dear Employee/Service Provider:

You are employed by or otherwise provide services to Regenerex, Inc. (the “Company”) in a capacity which creates a relationship of confidence and trust between you and the Company. During the term of your employment or service relationship with the Company (the “Engagement Term”), you will obtain or receive access to Confidential Information (as defined herein) with regard to the Company and its Affiliates (as defined herein) (collectively, the “Company Group”) and their clients, customers and vendors and will be introduced to and create relationships with customers, joint ventures, suppliers and other Persons with which the Company Group does business. Because the Company Group will suffer substantial damage if you engage in certain activities competitive with, or otherwise harmful to, the Company Group or otherwise use or disclose Confidential Information (as defined herein), it is necessary for the Company Group to be protected by the prohibitions and the restrictions set forth in this Agreement. Please acknowledge your agreement to the terms and conditions of this agreement (the “Agreement”) by countersigning at the end of this Agreement.

(i) Non-Disclosure of Confidential Information.

A. You acknowledge that the Company and its Affiliates continually develop Confidential Information, that you may develop Confidential Information for the Company or its Affiliates and that you may learn of Confidential Information during the course of the Engagement Term. During the Engagement Term and at all times thereafter, you (i) shall hold all Confidential Information in a fiduciary capacity for the benefit of the Company Group (or, if applicable, the owner of any Confidential Information), (ii) shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information; and (iii) shall not disclose to any Person or use, other than as required by applicable law (subject to Section 1(b)) or solely as necessary for the proper performance of your duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by you incident to your Relationship or other association with the Company or any of its Affiliates.

B. In the event that you receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, you agree to (i) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (iii) assist the Company in seeking a protective order or other appropriate remedy. If any such disclosure is ultimately legally required following your compliance with the foregoing, you shall limit such disclosure to the minimum extent legally required. You understand that the restrictions and obligations set forth in this Section 1 shall continue to apply after termination of the Engagement Term, regardless of the reason for such termination.

(ii) Non-Competition. You hereby acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Engagement Term and for a period of one (1) year thereafter, you agree that you will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person, in whatever form, engaged in competition with the

Company or any of its subsidiaries or Affiliates or in any other material business in which the Company or any of its subsidiaries or Affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or Affiliates, so long as you have no active participation in the business of such corporation.

(iii) Non-Disparagement. You hereby agree not to make negative comments or otherwise disparage the Company, any of its Affiliates, or of their respective officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(iv) Non-Solicitation; Non-Interference.

A. During the Engagement Term and for the one (1) year period thereafter, you agree that you shall not, except in the furtherance of your duties to the Company, directly or indirectly, individually or on behalf of any other Person, solicit, aid or induce any individual or entity that is, or was during the twelve (12) month period immediately prior to the termination of your employment with the Company, a customer of the Company or any of its subsidiaries or Affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or Affiliates from another Person or assist or aid any other Persons in identifying or soliciting any such customer.

B. During the Engagement Term and for the one (1) year period thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other Person, (i) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or Affiliates to leave such employment or retention or to accept employment with or render services to or with any other Person unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or agent, or (ii) interfere, or aid or induce any other Person in interfering, with the relationship between the Company or any of its subsidiaries or Affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 4(b) while so employed or retained by the Company or any of its subsidiaries or Affiliates and for a period of six (6) months thereafter.

(v) Return of Materials. All documents, records, notebooks, files, memoranda, tapes, disks, computer software, designs, data, reports, plans and other documents, materials or other media (including copies or reproductions thereof) in your possession or control, whether or not the same shall include any Confidential Information (the “Materials”), prepared by you (whether individually or with others), obtained by you or disclosed to you, in connection with or relating to your employment or other Relationship with the Company Group, shall at all times be the sole and exclusive property of the Company Group. You shall safeguard all Materials and shall surrender to the Company upon termination of the Engagement Term, or at such earlier time or times as the Company may specify, all Materials then in your possession or control. At any time upon the Company’s request, you shall immediately return such Materials and all of the Company’s property, equipment and documents, together with all copies thereof, that were previously given to you, including but not limited to all electronically stored confidential and/or nonpublic information, passwords to access such property, or Confidential Information that you may have in your possession or control, and you agree to certify in writing that you have fully complied with this obligation. You further agree that any property situated on the premises of, and owned by, the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

(vi) Non-Contravention. You shall not disclose to the Company Group or use during your Engagement Term, any confidential information or inventions, discoveries, concepts, improvements or innovations of any of your prior employers or of any other third party.

(vii) Inventions and Discoveries.

A. By signing this letter, you acknowledge and agree that all Inventions (as defined herein), whether patentable or unpatentable, (i) that you or your personnel may solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the services performed for the Company. or that otherwise relate to your work with the Company, (ii) suggested by any work that you perform in connection with the Company Group, either while performing your duties with the Company Group or on your own time, but only insofar as the Inventions are related to your work as an employee or other service provider to the Company or (iii) conceived or developed using any Company resources (collectively, “Company Inventions”), shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of your Engagement Term, or upon the Company’s request.

B. You agree that you will promptly make full written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein.

C. All Company Inventions will be deemed “works made for hire,” including as such term is defined under the copyright law of the United States, for and on behalf of the Company, and you agree that the Company will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. To the extent any right, title or interest in or to any Company Invention, or part thereof, does not automatically vest in the Company by virtue of being a “work made for hire” pursuant to the foregoing sentence, you hereby perpetually and irrevocably convey, transfer and assign to the Company, all rights, title and interest, throughout the universe and in perpetuity, in and to the Company Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Company Inventions, including without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Company Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom.

D. You hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that you now have or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions hereunder includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

E. You hereby waive any and all currently existing and future monetary rights in and to the Company Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

F. You have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined herein) that, as of the date hereof: (i) you have made, and/or (ii) belong solely to you or belong to you jointly with others or in which you have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, you represent that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, you hereby forever waive any and all rights or claims of ownership to such Inventions. You understand that your listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of your ownership of such Inventions. You further understand that you must receive the formal approval of the Company before commencing your Relationship with the Company.

G. If in the course of the Relationship you incorporate into a product, service, process, machine or work product any Invention that is not a Company Invention and in which you have any right, title or interest, you will promptly so notify the Company in writing. You shall not incorporate into any work product for the Company or other Company Invention any Invention that is not an original work of your authorship or creation or in which you do not possess sufficient right, title and interest to grant the license set forth below in this Section 6(g). Whether or not you give such notice, you hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

H. You understand and agree that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable, including, but not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

I. You agree to keep and maintain adequate and current written records of all Company Inventions made or conceived by you or your personnel (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. You agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. You agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship.

J. You agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You further agree that your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. You hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in- fact, to act for and in your behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by your subsequent incapacity.

(viii) Company Property; Returning Company Documents. You acknowledge and agree that you have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that your activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. You further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. You agree that, at the time of termination of the Relationship, you will deliver to the Company (and will not keep in your possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by you or your personnel pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

(ix) Representation. You acknowledge that you have not and will not enter into any other agreement or obligation which would in any way affect, restrict or limit your employment or other service relationship with the Company. In addition, you hereby represent, warrant and covenant to the Company as follows: (a) you have the right to grant the rights granted in this Agreement, you are not under any contractual or other obligation that would prevent, limit or impair, in any way, the performance of your obligations hereunder and have not done and will not do any act and have not made and will not make any grant, assignment or agreement which will or might conflict or interfere with the complete enjoyment of all of the Company’s rights under this Agreement; and (b) all material used by you in the Inventions, (i) will be wholly original with you and not copied in whole or in part from any other work, (ii) will not violate or infringe in any way upon the rights of others, including, without limitation, any patent, copyright, trademark or other proprietary right, and (iii) will not violate any applicable law. You will defend, indemnify and hold harmless the Company Group, and its respective managers, officers, employees and representatives, and their respective agents, successors and assigns, from and against any and all claims, losses and expenses, including without limitation attorneys’ fees and costs, arising out of any breach or alleged breach of your representations, warranties or covenants hereunder.

(x) Enforcement. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable. If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein to the fullest extent consistent with the intent of this Agreement. If any restriction with regard to this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities and/or geographic area to which it may be enforceable.

(xi) Remedies. In the event of a breach or potential breach of the restrictions and prohibitions in this Agreement, you acknowledge that the Company Group (or the owner of the relevant Confidential Information) will be caused irreparable harm and that money damages may not be an adequate remedy. You also acknowledge that the Company Group (and the owner of such Confidential Information) shall be entitled to injunctive relief (in addition to its other remedies at law) to have such provisions enforced without posting any bond.

(xii) Reasonableness. You acknowledge that the prohibitions and restrictions set forth in this Agreement are reasonable and necessary for the protection of the business of the Company Group, that the restrictions and prohibitions herein will not prevent you from earning a livelihood after the termination of the Engagement Term and that part of the compensation paid and, if you are an employee, the benefits provided to you are in consideration for entering into this Agreement.

(xiii) Assignment. Your rights under this Agreement are not assignable. This Agreement and the rights hereunder shall be assignable by the Company, in whole or in part. This Agreement and the rights hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assignees and may not be altered, modified, or amended except by written instrument signed by you and the Company. This Agreement sets forth the entire understanding of you and the Company with regard to the subject matters covered herein and supersedes and replaces any existing agreement, written or otherwise, entered into by you and the Company with regard to the same or similar subject matter.

(xiv) No Change to Duration of Relationship. You understand and acknowledge that this Agreement does not alter, amend or expand upon any rights you may have to continue in the Relationship with, or in the duration or type of Relationship with, the Company under any existing or future agreements between you and the Company or under applicable law.

(xv) Notices. All notices hereunder shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, or nationally recognized overnight courier addressed to the other party at your address on the books of the Company or at the Company’s executive offices, as the case may be. Notices shall be deemed given when received or three days after mailing, whichever is earlier.

(xvi) Governing Law; Arbitration; Equitable Relief.

A. Choice of Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of [Delaware], without regard to laws that may be applicable under conflicts of laws principles which would result in the application of the laws of any other jurisdiction.

B. Arbitration. IN CONSIDERATION OF THE PROMISES IN THIS AGREEMENT, YOU AGREE THAT, EXCEPT AS OTHERWISE SET FORTH HEREIN, ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) THEN IN EFFECT (THE “RULES”) AND PURSUANT TO DELAWARE LAW. DISPUTES WHICH YOU AGREE TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE WITHOUT LIMITATION ANY STATUTORY CLAIMS UNDER STATE OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY OTHER STATUTORY CLAIMS. YOU FURTHER UNDERSTAND THAT, AT THE OPTION OF THE COMPANY, THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH YOU.

C. Procedure. YOU AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AAA AND THAT THE NEUTRAL ARBITRATOR WILL BE SELECTED IN A MANNER CONSISTENT WITH ITS NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES. YOU AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. YOU ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES, INCLUDING ATTORNEYS’ FEES AND COSTS, AVAILABLE UNDER APPLICABLE LAW. YOU UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR AAA. YOU AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN A MANNER CONSISTENT WITH THE RULES AND THAT TO THE EXTENT THAT THE AAA’S NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES CONFLICT WITH THE RULES, THE RULES SHALL TAKE PRECEDENCE. YOU AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.

D. Remedy. EXCEPT AS PROVIDED BY THE RULES AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN THE COMPANY AND YOU. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER THE COMPANY NOR YOU WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO DISREGARD OR REFUSE TO ENFORCE ANY LAWFUL COMPANY POLICY, AND THE ARBITRATOR SHALL NOT ORDER OR REQUIRE THE COMPANY TO ADOPT A POLICY NOT OTHERWISE REQUIRED BY LAW WHICH THE COMPANY HAS NOT ADOPTED.

E. Availability of Injunctive Relief. BOTH PARTIES AGREE THAT THE COMPANY MAY PETITION A COURT FOR INJUNCTIVE RELIEF AS PERMITTED BY THE RULES OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF ANY CONFIDENTIAL INFORMATION OR INVENTION ASSIGNMENT AGREEMENT BETWEEN THE YOU AND THE COMPANY OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION OR NONSOLICITATION. BOTH PARTIES UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT THE COMPANY OBTAINS INJUNCTIVE RELIEF, THE COMPANY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.

F. Patent Validity and Enforceability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE COMPANY SHALL AT ALL TIMES HAVE THE RIGHT TO BRING AN ACTION IN ANY COURT OF COMPETENT JURISDICTION TO BRING ANY CLAIMS RELATING TO OR ARISING OUT OF THE VALIDITY AND/OR ENFORCEABILITY OF ANY PATENT RIGHTS (INCLUDING, WITHOUT LIMITATION, RIGHTS WITH RESPECT TO ISSUED PATENTS, PATENT APPLICATIONS, PATENT DISCLOSURES, AND ALL RELATED CONTINUATIONS, CONTINUATIONS-IN-PART, DIVISIONALS, PROVISIONALS, REISSUES, RE-EXAMINATIONS, AND EXTENSIONS THEREOF), WHETHER OR NOT SUCH PATENT RIGHTS ARE OWNED BY THE COMPANY, LICENSED FROM A THIRD PARTY OR OTHERWISE.

G. Administrative Relief. YOU UNDERSTAND THAT, SOLELY TO THE EXTENT

REQUIRED BY APPLICABLE LAW, THIS AGREEMENT DOES NOT PROHIBIT YOU FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE YOU FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM.

H. Voluntary Nature of Agreement. YOU ACKNOWLEDGE AND AGREE THAT YOU

ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND THAT YOU HAVE ASKED ANY QUESTIONS NEEDED FOR YOU TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL. FINALLY, YOU AGREE THAT YOU HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

(xvii) Whistleblower Protection; Trade Secrets.

A. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you made such reports or disclosures.

B. This Agreement does not affect any immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):

(1)

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(xviii) Definitions. For purposes of this Agreement:

A. “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. For these purposes, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person by reason of ownership of voting securities, by contract or otherwise.

B. “Confidential Information” means any information, data, trade secret or know-how (whether in tangible or electronic form or maintained in mind or memory or in another intangible form of expression) that (i) was or is developed by, or became or becomes known by the Company Group or you in relation to your Relationship (as defined below) with the Company Group, (ii) was or is disclosed to you directly by the Company or its Affiliates or indirectly on the behalf of any of the foregoing (e.g., by their representatives, contractors or service providers), or (iii) was or is assigned or otherwise conveyed to the Company Group. “Confidential Information” includes, without limitation, all financial, business, scientific, technical, economic and/or engineering information, including without limitation, business strategies, business plans, forecasts, strategies, development plans, promotional and marketing objectives, results of research, trials or operations, pricing, customer lists, supplier lists, patent disclosures, patent applications, know-how, trade secrets, compilations, ideas, inventions, improvements, research, discoveries, techniques, methods, processes, manufacturing techniques, procedures, formulations, designs, patterns, drawings, flow charts, schematics, tooling, plans, configurations, specifications, documents, data sheets, mock-ups, models, compounds, compositions, structures, prototypes, programs, computer code, algorithms, mechanisms, materials, equipment, samples, test results, opinions, data, analysis, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees and other proprietary information. Confidential Information does not include any of the foregoing items that is or has become publicly and widely known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

C. “Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

D. “Relationship” means any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed this Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement as of the date first written above.

REGENEREX, INC.

By
Name:	Scott Requadt
Title:	CEO

AGREED TO AND ACCEPTED:

Name:
Date:

[Signature Page to Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement]

Exhibit A

List of Prior Inventions and Original Works of Authorship Excluded Under Section 5(e)

None